UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 11, 2010

FAR EAST WIND POWER CORP.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-153472	27-0999493
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11811 North Tatum Blvd., Suite 3031 Phoenix, Arizona 85028
(Address of Principal Executive Office) (Zip Code)

Registrant's telephone number, including area code:  (602) 953-7757

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01.	Entry into a Material Definitive Agreement.

On August 11, 2010, Far East Wind Power Corp. (the “Company”), entered into a Consulting Agreement (the “Consulting Agreement”) with Fred Loh (“Consultant”).  The Consulting Agreement provides that Mr. Loh will serve as the Company’s Senior Vice President of Finance. The Consulting Agreement may be terminated by either party, with or without notice to the other party.

Pursuant to the terms of the Consulting Agreement, the Company will pay Consultant a fee of $10,000 per month (the “Monthly Fee”) commencing as of April 1, 2010 as follows: (i) commencing August 1, 2010, a portion of the Monthly Fee equal to $5,000 per month will be paid in immediately available funds and (ii) the remaining Monthly Fees owed or owing will accrue each month and will be paid to Consultant at such time as the Company completes a capital raise whereby the Company receives gross proceeds in excess of $250,000.

The Consulting Agreement also provides that subject to Board approval, the Company will grant to Consultant 350,000 shares of the Company’s common stock (the “Restricted Stock”), subject to vesting as follows: (i) 50,000 shares will be fully-vested upon the grant; and (ii) 300,000 shares will vest at the rate of 1/36 of such shares per month commencing August 1, 2010.

Pursuant to the terms of the Consulting Agreement, if the Company terminates the Consulting Agreement for any reason (i) Consultant will continue to receive the Monthly Fees for a period of three (3) months based on the Monthly Fee paid to Consultant for the last month prior to termination, and (ii) twenty-five percent (25%) of the then unvested Restricted Stock will vest.

The form of the Consulting Agreement is attached to this report as Exhibit 10.1 and the terms and conditions are incorporated herein. The foregoing statements are not intended to be a complete description of all terms and conditions.

Section 9 - Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit
No.	Description
10.1	Consulting Agreement dated August 11, 2010, made by and between the Company and Fred Loh

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 13, 2010	FAR EAST WIND POWER CORP.

	By:	/s/ James T. Crane
James T. Crane
Chief Financial Officer